Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Valerie Haertel	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS FOURTH-QUARTER 2012 GAAP EPS OF $1.00 ON REVENUE OF $2.45 BILLION; FULL-YEAR 2012 GAAP EPS OF $4.20, UP 10.8% COMPARED TO 2011 ON REVENUE OF $9.65 BILLION

FOURTH-QUARTER OPERATING-BASIS EPS OF $1.11; FULL-YEAR OPERATING-BASIS EPS OF $3.95

ACHIEVES POSITIVE OPERATING LEVERAGE(2)

Boston, MA ...January 18, 2013

In announcing today's financial results, Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, “The fourth-quarter and full-year 2012 results reflect continued resilience across our asset servicing and asset management businesses. We achieved these results in a constrained revenue environment, generating positive operating leverage and continuing to invest in key markets that position us for further growth.
“While equity markets improved in the fourth quarter, our clients remained cautious for most of the quarter given the uncertainty surrounding the global economic environment and the U.S. fiscal cliff. We experienced strong demand for our solutions as evidenced by $649 billion in asset servicing wins and a continued strong pipeline.
“We remain focused on executing our Business Operations and Information Technology Transformation program. Additionally, to capture further efficiencies and cost savings, today we announced a separate reduction in force to align our expenses with our business outlook for 2013.
“We purchased approximately 11 million shares this quarter for $480 million under our $1.8 billion common stock purchase plan and declared a $0.24 per share common stock dividend. Earlier this month, we submitted our 2013 capital plan to the Federal Reserve Bank. We continue to prioritize the return of capital to our shareholders.

"As we look ahead, we are encouraged by the recent market strength and early signs of client re-risking. We remain confident in the long-term growth prospects of our business and are focused on servicing clients, growing revenues organically, managing expenses prudently, and returning capital to shareholders," Hooley concluded.

Fourth-Quarter 2012 GAAP Results

•	Earnings per common share (EPS) of $1.00 decreased from $1.36 in the third quarter of 2012 and increased from $0.76 in the fourth quarter of 2011.

•	Net income available to common shareholders of $468 million decreased from $654 million in the third quarter of 2012 and increased from $371 million in the fourth quarter of 2011.

•	Revenue of $2.45 billion increased 4% from the third quarter of 2012 and increased 6% from the fourth quarter of 2011.

•	Net interest revenue of $622 million increased slightly from $619 million in the third quarter of 2012 and increased 3% from the fourth quarter of 2011.

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Expenses of $1.86 billion increased from $1.42 billion in the third quarter of 2012, primarily the result of a non-recurring benefit in the third quarter, and increased 4% from the fourth quarter of 2011.

•	Return on average common shareholders' equity (ROE) of 9.3% decreased from 13.3% in the third quarter of 2012 and increased from 7.8% in the fourth quarter of 2011.

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Recorded pre-tax acquisition and restructuring costs of $139 million, primarily related to severance and benefits costs for targeted staff reductions expected to be substantially completed during 2013. This additional expense control measure was taken to better align the Company's expenses to its business outlook for 2013 and will involve the reduction of approximately 630 positions worldwide.

Full-Year 2012 GAAP Results

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EPS of $4.20, increased 10.8% from $3.79 in 2011. Revenue increased 0.6% to $9.65 billion from $9.59 billion in 2011. Expenses decreased 2.4% to $6.89 billion from $7.06 billion in 2011. ROE rose to 10.3% in 2012 from 10.0% in 2011.

Fourth-Quarter 2012 Operating-Basis (Non-GAAP) Results(1)

•	EPS of $1.11 increased 12% from $0.99 in the third quarter of 2012 and increased 19% from $0.93 in the fourth quarter of 2011.

•	Net income available to common shareholders of $521 million increased 10% from $473 million in the third quarter of 2012 and increased 15% from $454 million in the fourth quarter of 2011.

•	Revenue of $2.46 billion increased 3.2% from the third quarter of 2012 and increased 7.0% from the fourth quarter of 2011.

•	Net interest revenue on a fully taxable-equivalent basis, and excluding conduit-related discount accretion of $52 million, was $600 million, a slight decrease from $611 million in the third quarter of 2012, and a 4% increase from $577 million in the fourth quarter of 2011.

•	Expenses of $1.71 billion increased 3.0% from the third quarter of 2012 and increased 4.8% from the fourth quarter of 2011.

•	ROE of 10.3% increased from 9.6% in the third quarter of 2012 and increased from 9.5% in the fourth quarter of 2011.
Full-Year 2012 Operating-Basis (Non-GAAP) Results(1)

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EPS increased 5.9% to $3.95 from $3.73 in 2011. Revenue of $9.73 billion increased 1.74% from $9.56 billion in 2011, and expenses of $6.91 billion increased 1.71% from $6.79 billion in 2011. ROE decreased to 9.7% in 2012 from 9.9% in 2011.

Fourth-Quarter 2012 and Full-Year 2012 Operating-Basis (Non-GAAP) Highlights(1)

•	New Business: Awarded $649 billion in asset servicing mandates and $24 billion in net new assets to be managed at SSgA, excluding net outflows in the securities lending cash collateral pools.

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Operating Leverage(2): Achieved positive operating leverage of 20 basis points and 220 basis points compared to the third quarter of 2012 and the fourth quarter of 2011, respectively. For full-year 2012, the Company achieved 3 basis points of positive operating leverage.

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Business Operations and Information Technology Transformation program(3): Achieved incremental pre-tax expense savings of $112 million in 2012, resulting in cumulative pre-tax expense savings of $198 million since the program's inception in 2010 through the end of 2012. The incremental pre-tax expense savings in 2013 are forecasted to be approximately $220 million.

•	Capital(4): Estimated pro forma tier 1 common ratio under the June 2012 U.S. Basel III Notices of Proposed Rulemaking (NPRs) was 10.8% as of December 31, 2012.

•	Dividend and stock purchases: Purchased $480 million of our common stock at an average price of $43.99 and declared a quarterly common stock dividend of $0.24 per share.

•	The acquired Goldman Sachs Administration Services (GSAS) business contributed $24 million to revenues and $13 million to expenses subsequent to October 15, 2012, when the acquisition was completed.
(1) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(2) Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each as determined on an operating basis.
(3) Estimated pre-tax expense savings relate only to the Business Operations and Information Technology Transformation program and are based on projected improvement from total 2010 operating-basis expenses of $6.18 billion; actual total expenses of the Company have increased since 2010, and may in the future increase or decrease, due to other factors.
(4) Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further discussion of these ratios and for reconciliations applicable to the tier 1 common ratio. Also, see "Capital" below.

Non-GAAP Financial Measures

In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends and other characteristics with respect to State Street's business operations from period to period. Descriptions of our non-GAAP, or operating-basis financial measures, together with reconciliations of operating-basis information to GAAP-basis information, are provided in the addendum included with this news release.
The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating (non-GAAP) basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights(1)
(Dollars in millions)	Q4 2012	Q3 2012	% Increase (Decrease)	Q4 2011	% Increase (Decrease)
Total revenue(1)	$2,463	$2,387	3.2%	$2,301	7.0%
Total expenses(1)	$1,714	$1,664	3.0%	$1,636	4.8%
Net income available to common shareholders(1)	$521	$473	10.1%	$454	14.8%
Earnings per common share(1)	$1.11	$0.99	12.1%	$0.93	19.4%
Return on average common equity(1)	10.3%	9.6%	70 bps	9.5%	80 bps

Total assets at period-end	$222,582	$204,522	8.8%	$216,827	2.7%
Quarterly average total assets	$202,051	$195,805	3.2%	$194,708	3.8%
Net interest margin(1)	1.36%	1.44%	(8) bps	1.40%	(4) bps
Net unrealized gain (loss) on investment portfolio, after-tax at period-end	$698	$577		$(374)

(1)
Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information. Total revenue for the third quarter of 2012 and fourth quarter of 2011, presented in the table, has been adjusted for comparative purposes from amounts previously reported to include tax-equivalent adjustments to processing fees and other revenue related to tax credits generated by tax-advantaged investments.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	Q4 2012	Q3 2012	% Increase (Decrease)	Q4 2011	% Increase (Decrease)
Assets under custody and administration(1) (2)	$24,371	$23,441	4.0%	$21,807	11.8%
Assets under management(2)	$2,089	$2,065	1.2%	$1,845	13.2%

Market Indices
S&P 500® daily average	1,418	1,401	1.2%	1,226	15.7%
MSCI EAFE® daily average	1,544	1,468	5.2%	1,420	8.7%
S&P 500® average of month end	1,418	1,409	0.6%	1,253	13.2%
MSCI EAFE® average of month end	1,561	1,474	5.9%	1,448	7.8%
(1) Includes assets under custody of $17.806 trillion, $17.287 trillion and $15.863 trillion, as of period-end Q4 2012, Q3 2012 and Q4 2011, respectively.
(2) At period-end.

The following table provides the components of operating-basis (non-GAAP) revenue(1) for the periods noted:

(Dollars in millions)	Q4 2012	Q3 2012	% Increase (Decrease)	Q4 2011	% Increase (Decrease)
Servicing fees	$1,150	$1,100	4.5%	$1,057	8.8%
Investment management fees	260	251	3.6	202	28.7
Trading services revenue:
Foreign exchange trading	118	115	2.6	150	(21.3)
Brokerage and other fees	125	117	6.8	123	1.6
Total trading services revenue	243	232	4.7	273	(11.0)
Securities finance revenue	74	91	(18.7)	90	(17.8)
Processing fees and other revenue(1) (2)	115	84	36.9	60	91.7
Net interest revenue, fully taxable-equivalent basis(1) (3)	600	611	(1.8)	577	4.0
Gains (Losses) related to investment securities, net	21	18	16.7	42	(50.0)
Total Operating-Basis Revenue(1)	$2,463	$2,387	3.2%	$2,301	7.0%

(1)	Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

(2)
Processing fees and other revenue for the fourth and third quarters of 2012 and fourth quarter of 2011, presented in the table, included tax-equivalent adjustments of $36 million, $39 million and $15 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $79 million, $45 million and $45 million, respectively. Amounts previously reported for the third quarter of 2012 and fourth quarter of 2011 have been adjusted for comparative purposes.

(3)
Net interest revenue for the fourth and third quarters of 2012 and fourth quarter of 2011, presented in the table, included tax-equivalent adjustments of $30 million, $32 million and $32 million, respectively, and excluded conduit related discount accretion of $52 million, $40 million and $61 million, respectively. GAAP-basis net interest revenue for these periods was $622 million, $619 million and $606 million, respectively. The Company continues to expect to record aggregate pre-tax conduit-related accretion of approximately $770 million in interest revenue from January 1, 2013 through the remaining terms of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality and sales.

Servicing fees increased 4.5% to $1.2 billion in the fourth quarter of 2012 from the third quarter of 2012, due to revenue contributions from the acquired GSAS business, net new business, and stronger global equity markets. Compared to the fourth quarter of 2011, servicing fees increased 8.8%, due to stronger global equity markets, the impact of net new business, and revenue contributions from acquisitions.
Investment management fees increased 3.6% to $260 million in the fourth quarter of 2012 from the third quarter of 2012, due to higher performance fees and stronger global equity markets. Compared to the fourth quarter of 2011, investment management fees increased 28.7%, primarily due to stronger equity markets, net new business, and higher performance fees.
Trading services revenue, which includes foreign-exchange trading revenue and brokerage and other fees, was $243 million in the fourth quarter of 2012, up 4.7% from the third quarter of 2012 due to strength in both brokerage and other fee revenue and foreign-exchange trading. Trading services revenue decreased 11.0% from the fourth quarter of 2011, primarily due to weakness in foreign-exchange trading, partially offset by stronger brokerage and other fees. Foreign-exchange revenue increased 2.6% from the third quarter of 2012 due to higher revenue from direct foreign exchange trading, partially offset by lower volatility. Foreign-exchange revenue decreased 21.3% from the fourth quarter of 2011 due to lower volatility. Brokerage and other fees increased 6.8% to $125 million from the third quarter of 2012 due to growth in transition management.

Securities finance revenue was $74 million in the fourth quarter of 2012, a decline of 18.7% and 17.8% from the third quarter of 2012 and fourth quarter of 2011, respectively. The decrease from both periods reflects lower spreads and volumes.
Processing fees and other revenue in the fourth quarter of 2012 increased 36.9% from the third quarter of 2012, primarily due to higher revenue from joint ventures as well as a gain of $10 million from the sale of a Lehman Brothers-related asset. Processing fees and other revenue reflects a tax-equivalent adjustment of $36 million related to tax credits generated by tax-advantaged investments. This non-GAAP presentation is similar to adjustments to net interest revenue generated by tax-exempt investment securities. These adjustments enable management to compare revenue from all investments on an equivalent (pre-tax) basis. Processing fees and other revenue presented for all prior periods has been adjusted to conform to this new presentation.
Processing fees and other revenue in the fourth quarter of 2012 increased 91.7% from the fourth quarter of 2011, primarily due to a $25 million negative fair-value adjustment in the fourth quarter of 2011 related to positions in the fixed-income trading initiative, a business State Street exited in the fourth quarter of 2011, as well as an increase in revenue associated with tax-advantaged investments.
Fully taxable-equivalent net interest revenue in the fourth quarter of 2012 was $600 million, a decrease of 1.8% from $611 million in the third quarter of 2012, primarily due to lower yields on earning assets. Compared to the fourth quarter of 2011, fully taxable-equivalent net interest revenue was up 4.0% from $577 million, largely driven by higher earning assets and lower funding costs, partially offset by lower asset yields.
Net interest margin, including excess deposits held at the Federal Reserve and other central banks, was 136 basis points in the fourth quarter of 2012 compared to 144 basis points in the third quarter of 2012 and 140 basis points in the fourth quarter of 2011.
Net gains from sales of available-for-sale securities of $26 million were recorded in the fourth quarter of 2012, and separately, $5 million of net losses from other-than-temporary impairment were recorded, resulting in $21 million of net gains related to investment securities.
The following table provides the components of operating-basis (non-GAAP)(1) expenses for the periods noted:

(Dollars in millions)	Q4 2012	Q3 2012	% Increase (Decrease)	Q4 2011	% Increase (Decrease)
Compensation and employee benefits	$915	$916	(0.1)%	$872	4.9%
Information systems and communications	234	211	10.9	195	20.0
Transaction processing services	179	170	5.3	179	—
Occupancy	121	115	5.2	116	4.3
Other	265	252	5.2	274	(3.3)
Total Operating-Basis Expenses(1)	$1,714	$1,664	3.0%	$1,636	4.8%
(1) Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
Compensation and employee benefits expenses in the fourth quarter of 2012 were essentially flat compared to the third quarter of 2012. Additional costs from the acquired GSAS business were offset by savings associated with the execution of the Business Operations and Information Technology Transformation program. Compensation and employee benefits increased 4.9% from the fourth quarter of 2011, primarily due to higher benefit and incentive compensation costs, merit increases, and acquisitions, partially offset by the savings associated with the execution of the Business Operations and Information Technology Transformation program.
Information systems and communications expenses were $234 million in the fourth quarter of 2012, up 10.9% from the third quarter of 2012 and up 20.0% from the fourth quarter of 2011. The increase in both periods is primarily due to costs related to transition activities in connection with the Business Operations and Information Technology Transformation program.
Transaction processing services expenses increased 5.3% to $179 million in the fourth quarter of 2012 from the third quarter of 2012, primarily due to higher volumes in the asset servicing business.
Other expenses increased 5.2% to $265 million in the fourth quarter of 2012 from $252 million in the third quarter of 2012; the increase was primarily due to higher legal and regulatory costs.

Income Taxes
The effective tax rate on fourth-quarter 2012 GAAP earnings is 19.9%, down from 28.3% in the third quarter of 2012, due to the net tax impact of settling Italian tax audits and recoveries associated with the 2008 Lehman Brothers bankruptcy. The effective tax rate on operating-basis earnings for the fourth quarter of 2012 was 23.5%, down from 24.5% in the third quarter of 2012, due to deferred tax liability adjustments, and down from 25.0% in the fourth quarter of 2011 due to additional investments in renewable energy projects in 2012.

Capital

Capital ratios(1):	December 31, 2012	September 30, 2012	bps Increase (Decrease)	December 31, 2011	bps Increase (Decrease)
Total capital ratio	20.6%	21.3%	(70) bps	20.5%	10 bps
Tier 1 capital ratio	19.1%	19.8%	(70) bps	18.8%	30 bps
Tier 1 leverage ratio	7.1%	7.6%	(50) bps	7.3%	(20) bps
Tier 1 common ratio	17.1%	17.8%	(70) bps	16.8%	30 bps
Estimated pro forma tier 1 common ratio under Basel III NPRs, including impact of SSFA(2)	10.8%	11.3%	(50) bps	N/A	N/A
TCE ratio	7.2%	7.6%	(40) bps	7.2%	—
(1) Unless otherwise specified, all capital ratios referenced in the table above and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to the tier 1 common and tangible common equity, or TCE, ratios presented in this table. All ratios are presented at period-end. Total capital, tier 1 capital and tier 1 leverage ratios as of December 31, 2012 presented in the table above were down from September 30, 2012, primarily due to slightly lower capital.
(2) Basel III capital ratios reflect the impact estimated by State Street of the Notices of Proposed Rulemaking (NPRs) issued by federal banking regulators in June 2012 regarding capital, primarily the application of the Simplified Supervisory Formula Approach (SSFA) to the investment portfolio. The capital rules in the NPR are not final. This estimate is subject to change based on regulatory clarifications, further analysis, the results of industry comment on the NPRs and other factors. Refer to the addendum included with this news release for information concerning the specified capital ratios and for reconciliations of the Basel III tier 1 common ratio to the tier 1 common ratio calculated under currently applicable regulatory guidelines.
N/A Not applicable.

The estimated pro forma Basel III tier 1 common ratio as of December 31, 2012 was 10.8%. As noted above, this includes the estimated impact of the NPRs on the risk-weightings of the investment portfolio. This estimate would be 11.9% as of December 31, 2012, if adjusted on a pro forma basis to hypothetically give effect as of that date to all of the projected run-off and reinvestment through January 1, 2015 of our investment portfolio assets affected by the SSFA. Refer to the addendum included with this news release for a reconciliation of this ratio.
Common Stock Dividend and Share Repurchase Program
The Company purchased approximately 10.9 million shares of its common stock at a total cost of $480 million at an average price of $43.99 per share in the fourth quarter of 2012 and declared a quarterly common stock dividend of $0.24 per share. For full-year 2012, the Company purchased a total of 33.4 million shares of its common stock at an average price of $43.11 per share for approximately $1.4 billion. Approximately $360 million remains available for purchase under its $1.8 billion stock purchase program authorization, effective through March 2013. The Company has submitted its 2013 capital distribution plan to the Federal Reserve and expects a response from the Federal Reserve in mid- to late-March.

Additional Information
All per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.

Investor Conference Call
State Street will webcast an investor conference call today, Friday, January 18, 2013, at 9:00 a.m. EST, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 888/391-4233 in the U.S. or at +1 706/679-5594 outside of the U.S. The Conference ID is #80960325. Recorded replays of the conference call will be available on the web site, and by telephone at +1 855/859-2056 inside the U.S. or at +1 404/537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is #80960325. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $24.37 trillion in assets under custody and administration and $2.09 trillion in assets under management at December 31, 2012, State Street operates in 29 countries and more than 100 geographic markets and employs 29,660 worldwide. For more information, visit State Street's website at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition (including without limitation, our capital ratios under Basel III), results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target,” and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to January 18, 2013.
Important factors that may affect future results and outcomes include, but are not limited to:

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the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties to the current sovereign debt risks in Europe and other regions;

•	financial market disruptions or economic recession, whether in the U.S., Europe or other regions internationally;

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increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition of the assets recorded in our consolidated statement of condition and the possibility that we may be required to change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•	the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

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the credit quality, credit agency ratings, and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•	our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

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the manner in which the Federal Reserve and other regulators implement the Dodd-Frank Act, Basel III, European legislation with respect to banking and financial activities and other regulatory initiatives in the U.S. and internationally, including regulatory developments that result in changes to our structure or operating model, increased costs or other changes to the provision of our services;

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adverse changes in required regulatory capital ratios, whether arising under the Dodd-Frank Act, Basel II or Basel III, or due to changes in regulatory positions or regulations in jurisdictions in which we engage in banking activities;

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increasing requirements to obtain necessary approvals of the Federal Reserve and our other regulators for the use, allocation or distribution of our capital or for other specific capital actions or programs, including acquisitions, dividends and equity repurchases, without which our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives may be restricted;

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changes in law or regulation that may adversely affect our, our clients' or our counterparties' business activities and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements and changes that expose us to risks related to compliance;

•	the maintenance of credit agency ratings for our debt and depository obligations as well as the level of credibility of credit agency ratings;

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delays or difficulties in the execution of our previously announced Business Operations and Information Technology Transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program, resulting in increased volatility of our earnings;

•	the results of, and costs associated with, government investigations, litigation, and similar claims, disputes, or proceedings;

•	the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the valuation of assets;

•	adverse publicity or other reputational harm;

•	dependencies on information technology, complexities and costs of protecting the security of our systems and difficulties with protecting our intellectual property rights;

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our ability to grow revenue, attract and/or retain and compensate highly skilled people, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements;

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potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of consolidation, and perceptions of State Street as a suitable service provider or counterparty;

•	potential changes in how clients compensate us for our services, and the mix of services that clients choose from us;

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the risks that acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm relationships with clients, employees or regulators;

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the ability to complete acquisitions, divestitures and joint ventures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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our ability to recognize emerging needs of clients and to develop products that are responsive to such trends and profitable to the company; the performance of and demand for the products and services we offer, including the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	our ability to measure the fair value of the investment securities recorded in our consolidated statement of condition;

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our ability to control operating risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S.

tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2011 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, January 18, 2013, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.